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                                                                     EXHIBIT 4.1

                                    EXHIBIT A
                             1999 STOCK OPTION PLAN
                           OF NETWORK ICE CORPORATION
                  (AMENDED AND RESTATED EFFECTIVE JULY 6, 2000)

1.       PURPOSE.

         The purpose of the 1999 STOCK OPTION PLAN OF NETWORK ICE CORPORATION (the "Plan") is to grant to selected employees, directors, and consultants of NETWORK ICE CORPORATION, a California corporation (the "Company") and its subsidiaries and affiliates, a favorable opportunity to acquire Common Stock of the Company, thereby encouraging such persons to accept or continue a productive relationship with the Company, and furnishing such persons with an incentive to improve operations and increase profits of the Company. Capitalized terms not previously defined herein are defined in Section 17 of this Plan.

2.       OPTIONS AND SHARES.

         Options granted under this Plan ("Option" or "Options") are for the purchase of Common Stock.

         The aggregate number of Shares that may be issued pursuant to Options granted under this Plan is Nine Million (9,000,000) Shares, subject to adjustment as provided in this Plan. If any Option, expires or is terminated without being exercised in whole or in part, the unexercised or released Shares from such Option shall be available for future grant and purchase under this Plan. At all times during the term of this Plan, the Company shall reserve and keep available such number of Shares as shall be required to satisfy the requirements of outstanding Options under this Plan.

3.       ADMINISTRATION.

         The Plan shall be administered by the Board of Directors of the Company (the "Board"), or by a committee appointed by the Board that is comprised solely of two or more Non-Employee Directors. As used in this Plan, references to the "Administrator" shall mean either the committee appointed by the Board to administer this Plan or the Board if no committee has been established. As used in this Plan, references to "Non-Employee Directors" shall have the meaning set forth in rule 16b-3 as promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The interpretation by the Administrator of any of the provisions of this Plan or any Option granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Option or any Shares purchased pursuant to an Option.

         The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper. Subject to the provisions of the Plan, the Administrator shall have the sole authority, in its discretion:

         (a) to determine to which of the eligible individuals, and the time or times at which, options to purchase Common Stock of the Company shall be granted;

         (b) to determine the number of shares of Common Stock to be subject to options granted to each eligible individual;


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         (c)      to determine the price to be paid for the shares of Common
                  Stock upon the exercise of each option;

         (d) to determine the term and the exercise schedule of each option;

         (e) to determine the expiration/termination rate of the Company's repurchase right, if any, with respect to Shares issued under each Option, and to designate certain events which will trigger an acceleration of such expiration and the rate of such acceleration;

         (f) to determine the terms and conditions of each stock option grant (which need not be identical) entered into between the Company and any eligible individual to whom the Administrator has granted an option, subject to Sections 5 and 14 hereof;

         (g)      to interpret the Plan;

         (h) to accelerate the exercise date or schedule with respect to any option granted under the Plan; to accelerate the expiration of the Company's repurchase right with respect to any Shares issued pursuant to any Option granted under the Plan; or, with the consent of the holder thereof, to modify or amend any such option;

         (i) to make all determinations deemed necessary or advisable for the administration of the Plan;

         (j)      to determine whether Optionee, as hereinafter defined at
                  Section 4, has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company and the effective date on which such employment terminated; and

         (k) to determine whether an Optionee, who is a director, consultant or advisor of the Company, is employed by the Company or any Parent or Affiliate of the Company.

4.       ELIGIBILITY.

         Options may be granted to employees, officers, directors, consultants and advisers (provided such consultants and advisers render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction) of the Company or any Parent, Subsidiary or Affiliate of the Company. Incentive Stock Options may be granted only to employees of the Company or a Parent or Subsidiary of the Company. The Administrator in its sole discretion shall select the recipients of Options ("Optionees"). An Optionee may be granted more than one Option under this Plan. The Company may also, from time to time, assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Option under this Plan in replacement of the option assumed by the Company, or (b) treating the assumed option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other company had applied the rules of this Plan to such grant.


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5.       TERMS AND CONDITIONS OF OPTIONS.

         5.1 Option Grant. Each option granted under the Plan shall be evidenced by a written stock option grant. Each such agreement shall designate the option thereby granted as a Common Stock option. Each such Option shall be subject to the terms and conditions set forth in this Section 5, and to such other terms and conditions not inconsistent herewith as the Administrator may deem appropriate in each case.

         5.2 Date of Grant. The date of grant of an Option shall be the date on which the Administrator makes the determination to grant such Option unless otherwise specified by the Administrator. The document representing the Option will be delivered to Optionee with a copy of this Plan within a reasonable time after the granting of the Option.

         5.3 Exercise Price. The exercise price of an Option shall be not less than 100% of the Fair Market Value of the Shares on the date the Option is granted. The exercise price of any Option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company ("Ten Percent Shareholder") shall not be less than 110% of the Fair Market Value of the Shares on the date the Option is granted. For purposes of Sections 5.3 and 5.4, in determining stock ownership, an Optionee shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his brothers and sisters, spouse, ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries, as applicable. Common Stock with respect to which any such Optionee holds an Option shall not be counted. Additionally, for purposes of Sections 5.3 and 5.4, outstanding capital stock shall include all capital stock actually issued and outstanding immediately after the grant of the Option to the Optionee. Outstanding capital stock shall not include capital stock authorized for issue under outstanding Options held by the Optionee or by any other person.

         5.4 Exercise Period. Subject to the limitations set forth herein, Options shall be exercisable within the times or upon the events determined by the Administrator as set forth in the Option. Notwithstanding the foregoing, the term of any Incentive Stock Option granted to any Ten Percent Shareholder shall not exceed five (5) years. In no event shall the right to exercise be at a rate less than twenty percent (20%) per year over five (5) years from the date the Option is granted. No Option shall be exercisable after the expiration of ten
(10) years from the date the Option is granted.

         5.5 Limitations on Exercise. Notwithstanding the exercise periods set forth in the Option, exercise of an Option shall always be subject to the following:

                  5.5.1 If Optionee ceases to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or disability, Optionee may exercise such Optionee's Options to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within ninety (90) days after the date of termination; but in any event no later than the expiration date of the Options.

                  5.5.2 If Optionee's employment with the Company or any Parent, Subsidiary, or Affiliate of the Company is terminated because of the death of Optionee or disability (as defined in Section 22(e)(3) of the Code) of Optionee, Optionee's Options may be exercised to the extent (and only to the extent) that they would have been exercisable by Optionee on the date of termination, by Optionee (or Optionee's legal representative) within one year after the date of termination, but in any event no later than the expiration date of the Options.


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         5.6      Options Non-Transferable. Options granted under this Plan, and any interest therein, shall not be transferable or assignable by Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title 1 of the Employee Retirement Income Security Act, or the rules thereunder, and shall be exercisable during the lifetime of the Optionee only by Optionee.

         5.7 Assumed Options. In the event the Company assumes an option granted by another company, the exercise price and the number and nature of shares issuable upon exercise, of such assumed option will be adjusted appropriately pursuant to the Code. In the event the Company elects to grant a new option rather than assuming an existing option (as specified in Section 4), such new option need not be granted at Fair Market Value on the date of grant and may instead be granted with a similarly adjusted exercise price.

         5.8 Additional Terms and Conditions to Which Incentive Stock Options Are Subject. Options granted under this Plan which are designated as incentive stock options shall be subject to the following additional terms and conditions:

                  5.8.1 Annual Limitation. The aggregate fair market value (determined as of the date an incentive stock option is granted) of the stock with respect to which incentive stock options granted are exercisable for the first time by an employee during any one (1) calendar year (under this Plan and under all other incentive stock option plans of the Company and of any Parent or Subsidiary corporation) shall not exceed One Hundred Thousand Dollars ($100,000).

                  5.8.2 Disqualifying Dispositions. If Common Stock acquired by exercise of an Incentive Stock Option granted pursuant to this Plan is disposed of within two (2) years from the date of grant of the option or within one (1) year after the transfer of the Common Stock to the Optionee, the holder of the Common Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.

6.       EXERCISE OF OPTIONS.

         6.1 Notice. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Administrator (which need not be the same for each Optionee), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Optionee's investment intent and access to information, if any, as may be required by the Company to comply with applicable securities laws, together with payment in full of the exercise price for the number of Shares being purchased.

         6.2 Payment. Payment for the Shares may be made in cash (by check) or, where approved by the Administrator in its sole discretion and where permitted by law: (a) by cancellation of indebtedness of the Company to the Optionee; (b) by surrender of shares of common stock of the Company having a Fair Market Value equal to the applicable exercise price of the Option that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of the Securities and Exchange Commission ("SEC") Rule 144 and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares), or were obtained by Optionee in the open public market; (c) by waiver of compensation due or accrued to Optionee for services rendered; (d) provided that a public market for the Company's stock exists, through a "same day sale" commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby Optionee irrevocably elects to exercise the


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Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (e) provided that a public market for the Company's stock exists, through a "margin" commitment from Optionee and an NASD Dealer whereby Optionee irrevocable elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (f) in the Company's sole discretion at the time the Option is exercised, by delivery of the Optionee's promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in Delaware, the Optionee shall pay in cash that portion of the exercise price not less than the par value of the Shares being acquired, or (g) by any combination of the foregoing.

         6.3 Withholding Taxes. Prior to issuance of the Shares upon exercise of an Option, Optionee shall pay or make adequate provision for any federal or state withholding obligations of the Company, if applicable. Where approved by the Administrator in its sole discretion, Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined in accordance with Section 83 of the Code (the "Tax Date"). All elections by Optionees to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

                  (a) the election must be made on or prior to the applicable Tax Date;

                  (b) once made, the election shall be irrevocable as to the particular Shares as to which the election is made; and

                  (c) all elections shall be subject to the consent or disapproval of the Administrator.

7.       SECURITIES LAW REQUIREMENTS.

         7.1 The Administrator may require an individual as a condition of the grant and of the exercise of an option, to represent and establish to the satisfaction of the Administrator that all shares of Common Stock to be acquired upon the exercise of such option will be acquired for the investment and not for resale. The Administrator shall cause such legends to be placed on certificates evidencing shares of Common Stock issued upon exercise of an option as, in the opinion of the Company's counsel, may be required by federal and applicable state securities laws.

         7.2 No shares of Common Stock shall be issued upon the exercise of any option unless and until counsel for the Company determines that:

                  (a) the company and the Optionee have satisfied all applicable requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934;

                  (b) any applicable listing requirement of any stock exchange on which the Company's Common Stock is listed has been satisfied; and

                  (c) all other applicable provisions of state and federal law have been satisfied.


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8.       MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS.

         The Administrator shall have the power (i) to accelerate the expiration and/or termination of the Company's repurchase right with respect to any Shares issued or issuable pursuant to any Option granted under the Plan; or (ii) to otherwise modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of Optionee, impair any rights under any Option previously granted. The Administrator shall have the power to reduce the exercise price of outstanding Options without the consent of Optionee by a written notice to the Optionee affected; provided, however, that the exercise price per Share may not be reduced below the minimum exercise price that would be permitted under Section 5.3 of this Plan for Options granted on the date the action is taken to reduce the exercise price.

9.       STOCK OWNERSHIP; FINANCIAL STATEMENTS.

         Notwithstanding any other provisions of the Plan and except as provided in this Section 9, no Optionee shall have any of the rights of a shareholder (including the right to vote and receive dividends) of the Company, by reason of the provisions of this Plan or any action taken hereunder, until the date such Optionee shall both have paid the exercise price for the Common Stock and shall have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) the stock certificate evidencing such shares. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided in this Plan. However, the Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of the financial statements of the Company, consisting of, at a minimum, a balance sheet and an income statement, at such time after the close of each fiscal year of the Company as such statements are released by the Company to its shareholders. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assume their access to equivalent information.

10.      NO OBLIGATION TO EMPLOY.

         Nothing in this Plan or any Option granted under this Plan shall confer on any Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company, nor limit or otherwise impair the right of the Company, or any Parent, Subsidiary, or Affiliate of the Company to terminate Optionee's employment or other relationship at any time, with or without cause.

11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

         11.1 Changes in Capitalization. Subject to any required action by the Company's shareholders, the number of Shares of Common Stock covered by this Plan as provided in Section 2, the number of Shares covered by each outstanding Option granted hereunder and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock resulting from a stock split, reverse stock split, recapitalization, combination or reclassification of the shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such outstanding shares of Common Stock effected without the receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration".


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         11.2     Expiration. In the event the Company is ceasing to exist as a separate corporate entity, then notwithstanding any contrary terms in the Option, each of the Options granted hereunder shall expire on a date at least 20 days after the Board gives written notice to Optionees, specifying the terms and conditions of such termination.

12.      ADOPTION AND SHAREHOLDER APPROVAL.

         This Plan shall become effective on the date that it is adopted by the Board of the Company. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve months before or after the date this Plan is adopted by the Board. Upon the effective date of the Plan, the Board may grant Options pursuant to this Plan; provided that, in the event that shareholder approval is not obtained within the time period provided herein, all Options granted hereunder shall terminate. No Option that is issued as a result of any increase in the number of shares authorized to be issued under this Plan shall be exercised prior to the time such increase has been approved by the shareholders of the Company and all such Options granted pursuant to such increase shall similarly terminate if such Shareholder approval is not obtained.

13.       TERM OF PLAN AND GOVERNING LAW.

         Options may be granted pursuant to this Plan from time to time within a period of ten (10) years after the date on which this Plan is adopted by the Board. This Plan and the Options granted pursuant hereto shall be governed by California law, except for that body of law pertaining to conflict of laws.

14.      AMENDMENT OR TERMINATION OF PLAN.

         The Board may terminate the Plan or amend the Plan from time to time in such respects as the Board may deem advisable, except that, without the approval of the Company's shareholders in compliance with the requirements of applicable law, no such revision or amendment shall:

         (a) increase the number of shares of Common Stock except as provided in Section 11 hereof;

         (b) change the class of persons eligible to participate in the Plan under Section 4 hereof;

         (c)      extend the term of the Plan under Section 13 hereof;

         (d)      amend this Section 14 to defeat its purpose; or

         (e) amend this Plan in any manner that requires shareholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to Incentive Stock Options, without obtaining such shareholder approval.

15.      RESERVATION OF SHARES.

         The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.


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16.      EFFECTIVE DATE.

         This Plan was adopted by the Board of Directors of the Company on February 12, 1999, and shall be effective on said date, provided the Plan is approved within twelve (12) months of said date by the shareholders of the Company in accordance with the requirements of the Code and other applicable law. Options may be granted, but may not be exercised, prior to the date of such shareholder approval.

17.      CERTAIN DEFINITIONS.

         As used in this Plan, the following terms shall have the following meanings:

         17.1 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if, at the time of the granting of the Option, each of such corporations other than the Company owns stock possession 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         17.2 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         17.3 "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

         17.4 "Fair Market Value" shall mean the fair market value of the Shares as determined by the Administrator from time to time in good faith. If a public market exists for the Shares, the Fair Market Value shall be the average of the last reported bid and asked prices for common stock of the Company on the last trading day prior to the date of determination (or the average closing price over the number of consecutive working days preceding the date of determination as the Administrator shall deem appropriate) or, in the event the common stock of the Company is listed on a stock exchange or on the NASDAQ National Market System, the Fair Market Value shall be the closing price on such exchange or quotation system on the last trading day prior to the date of determination (or the average closing price over the number of consecutive working days preceding the date of determination as the Administrator shall deem appropriate).

         17.5 "Exchange Act" shall mean Securities and Exchange Act of 1934, as amended.